EXHIBIT 99.1

October 15, 2007

FOR IMMEDIATE RELEASE

Caterpillar Announces Creation of Chief Accounting Officer Position

PEORIA, Ill.— Caterpillar Inc. (NYSE: CAT) announced today that its Board of Directors has approved the creation of a chief accounting officer (CAO) position.  Janie Copeland has been appointed CAO effective December 1, 2007.

Since 2002, Copeland has served as the corporate financial reporting manager for Caterpillar’s Global Finance & Strategic Support Division.  Copeland was instrumental in Caterpillar's adoption of Sarbanes-Oxley requirements and has been a leader of projects increasing reporting transparency.

“The establishment of a CAO reporting to Caterpillar’s corporate controller will further strengthen the company’s governance in the critical area of financial reporting,” said David Burritt, Caterpillar chief financial officer and vice president of the Global Finance and Strategic Support Division. “Equally important, it is in line with Caterpillar’s history of high integrity reporting.”

Copeland joined Caterpillar as an accountant in 1987.  Previously, she was a senior auditor with Price Waterhouse.  She has worked in a wide variety of financial reporting and analysis positions at Caterpillar. Copeland graduated with a degree in accountancy from the University of Illinois in 1984.  She is a Certified Public Accountant and received the Elijah Watt Sells Award for her performance on the CPA exam.

For more than 80 years, Caterpillar Inc. has been making progress possible and driving positive and sustainable change on every continent. With 2006 sales and revenues of $41.517 billion, Caterpillar is the world's leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services. More information is available at http://www.cat.com/.

Caterpillar Contact:
Jim Dugan
Corporate Public Affairs
309-494-4100 (o)
309-360-7311 (m)
dugan_jim@cat.com